Exhibit 99.1

Allurion Announces Pricing of $20 Million Public Offering and Concurrent Private Placement

June 28, 2024

NATICK, Mass., June 28, 2024 (BUSINESS WIRE) – Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion” or the “Company”), a company dedicated to ending obesity, today announced the pricing of an underwritten public offering of 14,406,508 shares of its common stock, par value $0.0001 per share (the “Shares”), and warrants to purchase 14,406,508 Shares (the “Warrants” and, together with the Shares, the “Securities”) at a public offering price of $1.20 per share, for total gross proceeds of $17.3 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

Jefferies and TD Cowen are acting as joint book-running managers and representatives of the underwriters for the offering. Roth Capital Partners is acting as co-manager for the offering. The Company has granted the underwriters a 30-day option to purchase additional Securities in an amount equal to 15% of the Securities offered in the offering.

The Company agreed to sell to funds affiliated with RTW Investments (“RTW”), in a concurrent private placement subject to the consummation of the public offering and satisfaction of customary closing conditions, a newly created series of preferred stock, Series A convertible preferred stock (the “Series A Preferred Stock”) and private placement warrants, at the public offering price, for total gross proceeds of approximately $2.7 million. The Series A Preferred Stock will not have any voting rights and will automatically convert into Shares upon stockholder approval of such conversion. The securities sold in the concurrent private placement are being issued pursuant to the exemptions provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), have not been registered under the Securities Act or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdiction’s securities laws.

The aggregate gross proceeds from the public offering and the concurrent private placement are expected to be approximately $20.0 million, before underwriting discounts and commissions and other offering expenses payable by Company, and without giving effect to any exercise by the underwriters of their option to purchase additional shares. The public offering and concurrent private placement are expected to close on or about July 1, 2024, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the underwritten public offering and the concurrent private placement to continue to fund clinical trials, commercial sales and research and development, and for working capital and general corporate purposes.

A registration statement on Form S-1 (File No. 333-280466) relating to the Securities being sold in this offering has been filed with the Securities and Exchange Commission (the “SEC”), and is available on the SEC’s website located at www.sec.gov. This offering is being made only by means of a written prospectus that forms a part of the registration statement. Copies of the preliminary prospectus related to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388, or by email at prospectus_department@jefferies.com or TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (855) 495-9846, or by email at TD.ECM_Prospectus@tdsecurities.com.

This press release does not constitute an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of the Securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, Procedureless™ intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding the expected completion, timing and size of the proposed public offering and concurrent private placement, the grant to the underwriters of the option to purchase additional securities in the offering, the anticipated use of proceeds of the offering and concurrent private placement, and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this communication, including but not limited to risks related to market conditions and the satisfaction of customary closing conditions related to the proposed offering. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Allurion’s Annual Report on Form 10-K filed on March 26, 2024 (as amended) and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

Global Media

Cedric Damour

PR Manager

+33 7 84 21 02 20

cdamour@allurion.com

Investor Contact:

Mike Cavanaugh, Investor Relations

ICR Westwicke

(617) 877-9641

Mike.cavanaugh@westwicke.com